Exhibit 5.1

190 Carondelet Plaza, Suite 600

St. Louis, MO 63105

Direct: 314.480.1500

Fax: 314.480.1505

www.huschblackwell.com

February 27, 2014

Guaranty Federal Bancshares, Inc.

1341 West Battlefield

Springfield, Missouri 65807

Re:     Registration Statement on Form S-1 (333-191440) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as legal counsel for Guaranty Federal Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement including Amendment No. 2 thereto (the “Registration Statement as Amended”), being filed with the Securities and Exchange Commission (the “Commission”) as of even date herewith for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $.10 per share.

As counsel, we have reviewed the Registration Statement as Amended, the Good Standing Certificate with respect to the Company issued by the Secretary of State of Delaware (the “Delaware Secretary”) dated February 27, 2014, the organizational documents of the Company consisting of (i) the Certificate of Incorporation including the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A certified by the Delaware Secretary on April 10, 2013 and (ii) the Bylaws as amended to date. We have also examined copies of resolutions certified by the Secretary of the Company referenced below and adopted at the meetings of the Board of Directors of the Company held on September 26, 2013 and February 27, 2014. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued and paid for as contemplated by the Registration Statement as Amended, will be legally and validly issued, fully-paid and non-assessable shares of capital stock of the Company.

We express no opinion as to any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement as Amended. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement as Amended. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/Husch Blackwell LLP

HUSCH BLACKWELL LLP